EXHIBIT 99.1

Luvu Brands Announces Fiscal 2017 Third Quarter Results

Gross profit increased 30% to $1.3 million; net income of $111,000 in 2017 versus net loss of $159,000 in 2016

Atlanta, Georgia, May 15, 2017 – Luvu Brands, Inc., (OTCQB: LUVU), a manufacturer and marketer of premium consumer brands in the categories of intimacy enhancement, top-of-bed relaxation and fashion beanbags, loungers and sofas, today reported financial results for the three and nine months ended March 31, 2017.

Operating highlights for the quarter ended March 31, 2017:

  Net sales decreased 6% to $4.0 million for the third quarter of fiscal 2017, as compared to $4.3 million for the comparable prior-year period.

  Gross margin increased to 33.5% for the three months ended March 31, 2017, significantly higher than the 24.1% gross margin reported for the three months ended March 31, 2016.

  Total gross profit increased 30% to $1.3 million, as compared to $1.0 million for the comparable prior-year period.

  Net income increased to $111,000 during the current year third quarter compared to a net loss of ($159,000) in the prior-year third quarter.

  EBITDA, as adjusted, increased to $302,000 in the third quarter, as compared to $22,000 in the third quarter of fiscal 2016.

Operating highlights for the nine months ended March 31, 2017:

  Net sales increased 2.8% to a record $13.3 million for the nine months ended March 31, 2017, as compared to $12.9 million for the comparable prior-year period.

  Gross margin increased to 29.1% for the nine months ended March 31, 2017, an improvement from the 25.4% gross margin for the nine months ended March 31, 2016.

  Total gross profit increased 18% to $3.9 million, as compared to $3.3 million for the comparable prior-year period.

  Net income increased to $334,000 during the nine months ended March 31, 2017, as compared to a net loss of ($157,000) for the comparable prior-year period.

  EBITDA, as adjusted, increased to $914,000 for the first nine months of fiscal 2017, as compared to $383,000 in the comparable period of fiscal 2016.

Louis Friedman, Chairman and Chief Executive Officer, commented, “We are pleased with the improved operating performance of the Company, despite the decrease in sales during the quarter. As we previously announced, we are focusing more on sales of our manufactured products and less on lower margin distributed products. As a result, our gross profit margin during the three months ended March, 31, 2017 increased to 33.5% from 24.1% in the same period last year. The production improvements that we made during calendar year 2016 and earlier in the third quarter are also yielding positive results”.

Mr. Friedman added, “During the third quarter, net sales of our Jaxx and Avana products (combined) increased by 81%. Unit shipments of Avana products increased 83% during the third quarter to approximately 4,500 units. Unit shipments of Jaxx products increased approximately 40% during the third quarter over last year third quarter. We expect to see continued strong growth for both of these brands during the remainder of calendar 2017.”

Luvu Brand’s executive management will host a business update conference call for investors, analysts and other interested parties on Tuesday, May 16, 2017 at 12:00 p.m. Eastern Daylight Time. To listen to the call, please dial 412-902-6510 and ask to be joined into the Luvu Brands, Inc. call. The replay of the call will remain available on the Company’s investor relations website, www.luvubrands.com, for approximately 60 days.

LUVU BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31, 2017 (unaudited)	June 30, 2016
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$345	$545
Accounts receivable, net	639	794
Inventories, net	1,621	1,444
Prepaid expenses	69	96

Total current assets	2,674	2,879

Equipment and leasehold improvements, net	911	870
Other assets	9	3

Total assets	$3,594	$3,752

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,224	$2,363
Current debt	2,104	2,397
Other accrued liabilities	423	477

Total current liabilities	4,751	5,237
Long-term liabilities:
Long-term debt	755	853
Deferred rent payable	159	188
Total noncurrent liabilities	914	1,041

Total liabilities	5,665	6,278

Commitments and contingencies (note 15)	—	—

Stockholders’ deficit:
Preferred stock, 5,700,000 shares authorized, $0.0001 par value none issued and outstanding	—	—
Series A Convertible Preferred stock, 4,300,000 shares authorized $0.0001 par value, 4,300,000 shares issued and outstanding with a liquidation preference of $1,000,000 as of March 31, 2017 and June 30, 2016	—	—
Common stock of $0.01 par value, 175,000,000 shares authorized; 73,452,596 shares issued and outstanding at March 31, 2017 and 71,452,596 at June 30, 2016	735	715
Additional paid-in capital	6,069	5,968
Accumulated deficit	(8,875)	(9,209)
Total stockholders’ deficit	(2,071)	(2,526)

Total liabilities and stockholders’ deficit	$3,594	$3,752

LUVU BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
	(in thousands, except share data)
Net Sales	$4,026	$4,302	$13,265	$12,907
Cost of goods sold	2,678	3,265	9,399	9,631
Gross profit	1,348	1,037	3,866	3,276
Operating expenses
Advertising and promotion	95	90	300	271
Other selling and marketing	311	314	876	964
General and administrative	648	618	1,796	1,685
Depreciation and amortization	54	53	157	174
Total operating expenses	1,108	1,075	3,129	3,094
Income (loss) from operations	240	(38)	737	182
Other Income (Expense):
Loss on disposal of assets	—	—	(1)	—
Interest income	—	—	—	—
Interest expense and financing costs	(129)	(121)	(402)	(339)
Total Other (Expense)	(129)	(121)	(403)	(339)
Income (loss) before income taxes	111	(159)	334	(157)
Provision for income taxes	—	—	—
Net income (loss)	$111	$(159)	$334	$(157)
Net income (loss) per share
Basic	$0.00	$(0.00)	$0.00	$(0.00)
Diluted	$0.00	$(0.00)	$0.00	$(0.00)

Shares used in computing net income (loss) per share
Basic	73,452,596	71,452,596	72,459,895	71,103,505
Diluted	73,907,315	71,452,596	72,814,459	71,103,505

Use of Non-GAAP Measure – *Adjusted EBITDA

Luvu Brands management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. While Adjusted EBITDA is not a measure of performance in accordance with GAAP, management believes that this non-GAAP measure provides useful information about the Company's operating results.  The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

As used herein, Adjusted EBITDA income represents net income before interest income, interest expense, income taxes, depreciation, amortization, and stock-based compensation expense.

Reconciliation of net income (loss) to Adjusted EBITDA income for the nine months ended March 31, 2017 and 2016:

(Dollars in thousands)	Nine months ended March 31,
	2017	2016
Net income (loss)	$334	$(157)
Less interest income	—	—
Plus interest expense, net	402	339
Plus depreciation and amortization expense	157	174
Plus stock-based compensation	21	27
Adjusted EBITDA income	$914	$383

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q.  Examples of forward-looking statements in this release include statements related to new products, anticipated revenue and profitability.  The Company assumes no obligation to update the cautionary information in this release.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures and markets a portfolio of lifestyle products in the categories of intimacy enhancement, top-of-bed relaxation and fashion beanbags, loungers and sofas. The Company is headquartered in Atlanta, Georgia in a 140,000 square foot vertically-integrated manufacturing facility that employs over 150 people. Bringing sewn products manufacturing back to the USA and creating innovative consumer brands are core to the Company’s operating principles. As the majority of the Company’s products are constructed of polyurethane foam, sustainable manufacturing practices are used including re-purposing of foam trim and vacuum compression to reduce our overall carbon footprint. Luvu Brands promotes its products globally in a variety of distribution channels including mass market web retailers, catalogers and specialty retail stores. The Company’s brand sites include: liberator.com, jaxxliving.com, avancomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com